EXHIBIT 10.5

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 1, 2001 (this "Agreement"), is made and entered into by and among BROWN & Brown, Inc., a Florida corporation ("Buyer"), and JOHN P. CONNELLY, a resident of the State of Florida, and KEVIN J. CONNELLY, a resident of the State of Florida (each a "Shareholder" and collectively, the "Shareholders").

Background

The Shareholders own all of the outstanding capital stock of The Connelly Insurance Group, Inc., a Florida corporation (the "Company"). The Company is engaged primarily in the insurance agency business in Clearwater, Florida. The Shareholders wish to sell all of the outstanding shares of the Company to Buyer, and Buyer desires to acquire such shares, upon the terms and conditions expressed in this Agreement. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a tax-free reorganization as described in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follow:

Article 1

The Acquisition

Section 1.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase one hundred shares of common stock of the Company, par value $1.00 per share (the "Company Shares"), from the Shareholders and the Shareholders agree to sell all of the Company Shares to Buyer, free and clear of all liens and encumbrances. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Company Shares shall be sold to Buyer for the consideration specified in Section 1.2.

Section 1.2 Consideration. The consideration for the Company Shares shall be the issuance of shares of common stock of Buyer to the Shareholders. The number of shares of common stock of Buyer to be issued to the Shareholders (the "Buyer Shares") shall be 257,588, which is equal to (a) Eleven Million Seven Hundred Sixty Four Thousand Fifty Five Dollars and No/100 Dollars ($11,764,055.00), which the parties agree equals (i) $12,000,000.00 minus (ii) $235,945.00, which is the amount by which the Company's Tangible Net Worth (as defined in Section 7.2(k)(i)) is less than ten percent (10%) of the Company's Core Revenue (as defined in Section 7.2(k)(ii)) for the twelve (12)-month period ending as of the Closing Date, divided by (b) $45.67, the average closing price for a share of common stock of Buyer, as reported on the New York Stock Exchange, in the twenty (20) day period ending at the close of business on the third business day in advance of the Closing Date (as defined in Section 2.1 hereof) (the "Average Price").

Section 1.3 Delivery of Buyer Shares. (a) The Buyer Shares shall be issued to the Shareholders, in each case rounded up or down to the nearest whole share, as follows:

(i) 25,759 shares, which equals ten percent (10%) of the Buyer Shares, shall be pledged to Buyer as partial security for the indemnification obligations of the Shareholders under Article 8 hereof (the "Pledged Shares"). These Pledged Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii).

(ii) 231,799, representing the remainder of the Buyer Shares shall be delivered to the Shareholders at the Closing (as defined in Section 2.1 hereof). Of the total number of Buyer Shares to be issued to the Shareholders, (A) 201,665 shares representing 87% will be issued to Shareholder John Connelly, of which 181,499 shares will be issued at Closing, and 30,134 shares representing 13% will be issued to Shareholder Kevin Connelly, of which 27,121 shares will be issued at Closing.

(b) The parties agree that the dollar value of each Buyer Share shall be the Average Price for all purposes in determining (i) the number of Buyer Shares to be issued under Section 1.2 hereof, (ii) the number of Buyer Shares to be pledged under this Section 1.3, or (iii) the number of Pledged Shares Buyer may withhold to satisfy an indemnifiable claim, notwithstanding the actual market value of such shares (in each case with respect to clauses (i), (ii) or (iii), as adjusted for any stock splits or stock dividends).

Section 1.4 Accounting and Tax Treatment. The parties agree (a) to structure this transaction as a tax-free exchange, and (b), as more fully described in Section 6.6 of this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

Section 1.5 "Piggy Back" Registration Rights for Buyer Shares. The Shareholders shall have the rights and obligations set forth in the Registration Rights Addendum attached hereto with respect to the "piggy back" registration of the Buyer Shares for sale and other matters addressed therein.

Article 2

Closing, Items to be Delivered,

Further Assurances, and Effective Date

Section 2.1 Closing. The consummation of the purchase and sale under this Agreement (the "Closing") will take place at 9 a.m., local time, on August 1, 2001 (the "Closing Date"), at the Buyer's office located at 401 E. Jackson Street, Suite 1700, Tampa, Florida unless another date or place is agreed to in writing by the parties hereto.

Section 2.2 Closing Obligations. At the Closing:

(a) The Shareholders will deliver to Buyer:

(i) certificates representing the Company Shares to Buyer, with executed and notarized stock powers attached, for transfer to Buyer;

(ii) a release in the form of Exhibit 2.2(a)(ii), executed by each of the Shareholders (the "Release");

(iii) a pledge agreement in the form of Exhibit 2.2(a)(iii), executed by each of the Shareholders (the "Pledge Agreement"), along with executed stock powers with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange;

(iv) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the "Opinion of Shareholders' Counsel");

(v) employment agreements in the form of Exhibit 2.2(a)(v), executed by those Shareholders to whom Buyer has offered employment (collectively, "Shareholder Employment Agreements");

(vi) duly executed resolutions of Company's Board of Directors evidencing to Buyers' satisfaction that Company has terminated (A) all of its Employee Benefits Plans (except Company's Employee Welfare Benefit Plans, as defined in Section 3.20(b) hereof), with such termination effective prior to the Closing Date, with directions to Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of Company's 401(k) Plan, (B) all of its Employee Welfare Benefit Plans effective immediately following Closing and (C) with respect to clauses (A) and (B), the Shareholders shall also deliver a form Notice of Intent to Terminate, satisfactory to Buyers, regarding the termination of Company's Employee Benefit Plans, which Notice shall be delivered to all participants and beneficiaries under Company's Employee Benefit Plans promptly after Closing; and

(b) Buyer shall deliver to the Shareholders:

(i) certificates representing the number of Buyer Shares to be issued to the Shareholders at the Closing pursuant to Section 1.3(a) hereof;

(ii) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer (the "Opinion of Buyer's Counsel"); and

(iii) the Shareholder Employment Agreements, executed by Buyer.

Section 2.3 Mutual Performance. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in Articles 6 and 7 hereof.

Section 2.4 Third Party Consents. To the extent that the Company Shares may not be transferred to Buyer hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholders, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyer's rights so that Buyer would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.5 Further Assurances. From time to time after the Closing, at Buyer's request, the Shareholders will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Company Shares. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 2.6 Effective Date. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Closing Date.

Article 3

Representations and Warranties of the Shareholders

The Shareholders represent and warrant to Buyer as follows:

Section 3.1 Organization. The Company is a corporation organized and in good standing under the laws of the State of Florida and its status is active. The Company has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

Section 3.2 Authority. The Shareholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

Section 3.3 Capitalization. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Company Shares have been duly issued and are fully paid and nonassessable. All of the Company Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of the Company.

Section 3.4 Corporate Records. The Shareholders have delivered to Buyer correct and complete copies of the Articles of Incorporation and Bylaws of the Company, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete and have been made available for inspection by Buyer. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

Section 3.5 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or the Company is a party or by which any of the Shareholders or the Company or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholders or the Company, or any of their respective properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or Buyer's ownership of the Company Shares.

Section 3.6 No Third Party Options. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of the Company's assets, properties or rights, or any interests therein.

Section 3.7 Financial Statements. The Shareholders have delivered to Buyer true and complete copies of (a) the Company's balance sheet as of December 31, 2000 and the related statement of income for the twelve (12) months then ended, and (b) the Company's balance sheet at June 30, 2001 (the "Balance Sheet Date"), and the related statement of income for the six (6) months then ended, all such financial statements were prepared internally by the Company and have not been externally reviewed or audited, but were prepared in accordance with the Company's standard accounting principles, consistently applied throughout the periods involved. Such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. The Company's financial books and records are accurate and complete in all material respects.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, there have been no events or changes having a material adverse effect on the assets, liabilities, financial condition or operations of the Company or, to the Shareholders' or the Company's Knowledge (as defined in Section 10.2 of this Agreement), on the future prospects of the Company. Since the Balance Sheet Date, the Company has not made any distributions or payments to shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees, advance payments of professional fees, shareholder distributions, accrued liabilities, recording direct bill commissions and corresponding producer commission payables, and normal recurring Subchapter S corporation shareholder distributions, none of which shall reduce the Tangible Net Worth (as defined below) below ten percent (10%) of Core Revenue (as defined below)) and has not entered into any agreements other than in the ordinary course of business. Since the Balance Sheet Date, the Company has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyer has given its prior specific consent.

Section 3.9 Assets. (a) The Company owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in Schedule 3.9(a) represent current customers of the Company and none of such accounts has been cancelled or transferred as of the date hereof. None of the accounts shown in Schedule 3.9(a) represents business that has been brokered through a third party.

(b) The name "The Connelly Insurance Group"; "Shelton & Connelly Insurance"; "Brantley-Connelly Insurance Group" and "Rankin & Rankin" are the only trade names used by the Company within the past three (3) years. No party has filed a claim during the past three (3) years against the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to the Company and, to the Knowledge of the Shareholders or the Company, the Company has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

(c) The computer software of the Company performs in accordance with the documentation and other written material used in connection therewith, is substantially free of defects in programming and operation. The Shareholders have made available to Buyer for review and copying complete and correct copies of all available user and technical documentation related to such software.

(d) The Company owns or leases all tangible assets necessary for the conduct of its business. All equipment, inventory, furniture and other assets owned or used by the Company in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by the Company are not in violation of any statute, regulation, covenant or restriction. The Company owns or leases all office furniture, fixtures and equipment in its offices located at 630 Chestnut Street, Clearwater, Florida 33757 and 1302 S.E. 25th Loop, Suite 102, Ocala, Florida 34471.

(e) All notes and accounts receivables of the Company are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Shareholders or the Company has Knowledge, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts. All of the Company's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

Section 3.10 Undisclosed Liabilities. The Company has no liabilities, and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company giving rise to any liability, except (a) those liabilities reflected in the June 30, 2001 balance sheet of the Company, and (b) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). The Company has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers.

Section 3.11 Litigation and Claims. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or threatened against the Company, and there is no basis for such a suit, claim, action, proceeding or investigation. The Company is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on the Company or would prevent the Shareholders from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Shareholders or the Company has been filed by or, to the Knowledge of the Shareholders or the Company, against the Shareholders or the Company, nor will the Shareholders or the Company file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. Neither the Shareholders nor the Company has, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

Section 3.12 Compliance with Applicable Law. The Company holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). The Company is in compliance with the terms of the Permits, except where the failure to comply would not have an adverse effect. The Company is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 ("Gramm-Leach-Bliley") and any applicable federal or state regulations promulgated pursuant thereto), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have an adverse effect on its business; provided, however, that such representation as to compliance with Gramm-Leach-Bliley is based upon the Company's compliance with the Florida Association of Independent Agent's published interpretation of the Florida Department of Insurance's position regarding insurance agency compliance with Gramm-Leach-Bliley. The representation regarding compliance with Gramm-Leach-Bliley is based upon the reliance on the Florida Association of Independent Insurance Agents interpretation of the Florida Department of Insurance position regarding compliance with Gramm-Leach-Bliley. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Shareholders or the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.13 Tax Returns and Audits. The Company has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where the Company is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The Company is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of the Company that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on the Company's practices in computing or reporting taxes. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and the Company has timely filed all unclaimed property reports required to be filed with such state taxing authorities. The Company does not purge its records of uncashed checks periodically.

Section 3.14 Contracts. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which the Company is a party, including, without limitation, the following:

(i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

(ii) any written arrangement concerning a partnership or joint venture;

(iii) any written arrangement (or group of written arrangements) under which the Company has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(iv) any employment agreement;

(v) any written arrangement concerning confidentiality or non-competition;

(vi) any written arrangement involving the Company and its present or former affiliates, officers, directors or shareholders;

(vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, liabilities, business, financial condition, operations or future prospects of the Company; or

(viii) any other written arrangement (or group of related arrangements) either involving more than $10,000.00 or not entered into in the ordinary course of business.

(b) The Company is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14. The Shareholders have delivered to Buyer a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

Section 3.15 Non-Solicitation Covenants. The Company is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

Section 3.16 Insurance Policies. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by the Company with respect to its business, and true and complete copies of such policies have been delivered to Buyer. The Company has complied with all the provisions of such policies and the policies are in full force and effect.

Section 3.17 Errors and Omissions; Employment Practices Liability. The Company has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in (a) a liability for errors or omissions in the conduct of its insurance business or (b) employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against the Company are set forth in Schedule 3.11. The Company has E&O insurance coverage in force, with minimum liability limits of $1 million per occurrence and $3 million aggregate, with a deductible of $10,000, and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has EPL insurance coverage in force, with minimum liability limits of $1 million, with a deductible of $10,000 (fifty percent (50%) paid by the Company and fifty percent (50%) paid by AdvanTech Solutions I, Inc., and the Shareholders will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. The Company has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.

Section 3.18 Employee Dishonesty Coverage. Schedule 3.18 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by the Company in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyer. The Company has complied with all the provisions of such bonds or policies and the Company has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

Section 3.19 Employees. Except as disclosed in Schedule 3.15, all employees of the Company are employees at will, and the Company is not a party to any written contract of employment. None of the Company's employees is currently being treated for a major medical condition.

Section 3.20 Employee Benefit Plans. Schedule 3.20 lists each Employee Benefit Plan (as defined below) that the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Company ERISA Affiliate") maintains or to which the Company or any Company ERISA Affiliate contributes.

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

(b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

(e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(f) The Company has delivered (or no later than five (5) days prior to the Closing Date shall deliver) to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

(g) With respect to each Employee Benefit Plan that the Company or any Company ERISA Affiliate maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Shareholders or the Company, threatened.

(ii) There have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders or the Company, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(iii) The Company has not incurred, and none of the Company, the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iv) Neither the Company nor any Company ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(v) Neither the Company nor any Company ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

Section 3.21 Intellectual Property.

(a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary or desirable for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by The Company immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders or the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) The Company has no patents issued in its name, or patent applications filed or pending. Schedule 3.21 (c) identifies each license, agreement, or other permission that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.21(c) also identifies each trade name and registered or unregistered trademark or service mark used by the Company. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(c):

(i) The Company possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) The Company has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.21(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.21(d):

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders or the Company, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Shareholders or the Company, the Company shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

As used in this Agreement the term "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

Section 3.22 Environment, Health, and Safety.

(a) The Company and its predecessors and affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company and its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

(b) The Company has no liability (and none of the Company and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(c) All properties and equipment used in the business of the Company and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

(d) As used in this Agreement, the term:

(i) "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

(ii) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

(iii) "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. Section 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Section 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

Section 3.23 Accounting Matters. To the Knowledge of any of the Shareholders, no "Affiliate" (as defined below) of any Acquired Company has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of the Company held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of the Company.

Section 3.24 Securities Law Representations. (a) The Shareholders were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyer. The Shareholders were permitted to examine the foregoing records, to question officers of Buyer, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyer. Buyers furnished to the Shareholders all information regarding its business and affairs that the Shareholders requested, including, without limitation, (i) Buyer's Annual Report on Form 10-K for the year ended December 31, 2000, (ii) Amendment to Buyer's Annual Report on Form 10-K/A for the year ended December 31, 2000, (iii) Buyer's Annual Report to Shareholders for the year ended December 31, 2000, (iv) the Proxy Statement for Buyer's 2001 Annual Meeting of Shareholders, (v) Buyer's Report on Form 8-K filed on January 18, 2001, (vii) Amendment to Buyer's Report on Form 8-K/A filed on March 20, 2001, (viii) Second Amendment to Buyer's Report on Form 8-K/A filed on March 23, 2001, and (ix) Buyer's Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2001.

(b) The Shareholders recognize that the Buyer Shares will not, when issued, be registered under the Securities Act of 1933, as amended (the "Securities Act") and will therefore, unless and until a registration statement with regard to such Buyer shares is declared effective by the Securities and Exchange Commission, constitute "restricted securities" as defined pursuant to Rule 144(a)(3) under the Securities Act under which means, among other things, that the Shareholders generally will not be able to sell the Buyer Shares for a period of at least one (1) year following the Closing Date, and may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, as such, by way of illustration but without limitation, in compliance the safe harbor provisions of Rule 144; further, the legal consequences of the foregoing mean that the Shareholders must bear the economic risk of the investment in the Buyer Share for an indefinite period of time; further, if either Shareholder desires to sell or transfer all or any part of the Buyer Shares, Buyer may require such Shareholder's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act; further, other restrictions discussed elsewhere herein may be applicable; further, the Shareholders are subject to the restriction on transfer described herein and Buyer will issue stop transfer orders with Buyer's transfer agent to enforce such restrictions; further, the Buyer Shares will bear a legend restricting transfer; and further, the following paragraph, or language substantially equivalent thereto, will be inserted in or stamped on the certificates evidencing the same:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT. THIS STOCK MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SAME UNDER THE SECURITIES ACT OF 1933 OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAWS.

(c) Because of their considerable knowledge and experience in financial and business matters, each of the Shareholders is able to evaluate the merits, risks, and other factors bearing on the suitability of the Buyer Shares as an investment. Each of the Shareholders, individually or by virtue of a "purchaser representative" (as defined pursuant to Rule 501(h) under the Securities Act), qualifies as an "accredited investor" as defined under Rule 501(a) under the Securities Act.

(d) Each Shareholder's annual income and net worth are such that he would not now be, and does not contemplate being, required to dispose of any investment in the Buyer Shares, including the risk of losing all or any part of his investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Buyer Shares for an indefinite period.

(e) Each Shareholder's acquisition of the Buyer Shares will be solely for his own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Section 3.25 No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 4

Representations and Warranties of Buyer

Buyer represents and warrants to the Shareholders as follows:

Section 4.1 Organization. Buyer is a corporation organized under the laws of the State of Florida and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

Section 4.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (b) require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a material adverse effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect.

Section 4.4 SEC Reports and Financial Statements. Buyer has filed with the SEC, and has heretofore made available to the Shareholders true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.5 Absence of Certain Changes. Except as disclosed in the Buyer SEC Documents, since December 31, 2000, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.6 No Undisclosed Liabilities. Except as and to the extent set forth in Buyer's Quarterly Report on Form 10-Q for the period ended March 31, 2001, as of March 31, 2001, Buyer had no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Since March 31, 2001, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.7 Litigation. Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its subsidiaries before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement. Except as disclosed in the Buyer SEC Documents, neither Buyer nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby.

Section 4.8 Accounting Matters. To the Knowledge of Buyer, neither Buyer nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.

Section 4.9 Errors and Omissions. Buyer has not incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Buyer SEC Documents. Buyer has errors and omission (E&O) insurance coverage in force, with minimum liability limits of $35,000,000.00 per occurrence and $35,000,000.00 aggregate, with a deductible of $250,000.00.

Section 4.10 Securities Law Representations. (a) Buyer was granted access to the business premises, offices, properties, and business, corporate and financial books and records of the Company. Buyer was permitted to examine the foregoing records, to question officers of the Company, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of the Company. The Shareholders furnished to Buyer all information regarding the business and affairs of the Company that Buyer requested.

(b) Because of its considerable knowledge and experience in financial and business matters, Buyer is able to evaluate the merits, risks, and other factors bearing on the suitability of the Company Shares as an investment.

(c) Buyer's annual income and net worth are such that it would not now be, and does not contemplate being, required to dispose of any investment in the Company Shares, including the risk of losing all or any part of its investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Company Shares for an indefinite period. Buyer recognizes that the Company Shares will not be registered under the Securities Act and will therefore constitute "restricted securities," which means, among other things, that Buyer generally will not be able to sell the Company Shares for a period of at least one (1) year following the Closing Date.

(d) Buyer's acquisition of the Company Shares will be solely for its own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Article 5

[INTENTIONALLY OMITTED]

Article 6

Additional Agreements

Section 6.1 Access to Information. Upon reasonable notice, the Shareholders shall cause the Company to afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyer full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of the Company. Unless otherwise required by law, Buyer will hold any such information that is nonpublic in confidence, will not use such information in its business if the transaction does not close, and will return such information if the transaction does not close.

Section 6.2 Expenses. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.3 Brokers or Finders. Shareholders have engaged the consulting firm of Marsh Berry who will be entitled to a broker's fee paid by the Shareholders in connection with the transactions contemplated by this Agreement, and Shareholders agree to indemnify and hold the Company harmless from and against any and all claims, liabilities, or obligations with respect to such fees, commissions, or expenses asserted by Marsh Berry or its employees or affiliates on the basis of any act or statement alleged to have been made by such party or its affiliate.

Section 6.4 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

Section 6.5 Non-Competition Covenants. (a) Each of the Shareholders agrees that he shall not, directly or indirectly, for a period of five (5) years beginning on the Closing Date, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyer or the Company) engaged in the insurance agency business within the following counties: Pinellas, Pasco, Hillsborough, Polk, Manatee and Sarasota. Without limiting the foregoing, the Shareholder shall not, during such five-year period, (i) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account of the Company or any insurance account then serviced by Buyer, or (ii) hire or directly or indirectly solicit any employees of Buyer or its affiliates to work for the Shareholders or any of their affiliates, or any company that competes with Buyer or its affiliates.

(b) Notwithstanding anything in this Agreement to the contrary, the covenants set forth in this Section 6.5 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

Section 6.6 Accounting Matters. Each of the Shareholders agrees that they would each be deemed an "Affiliate" of the Company (as such term is defined in Section 3.24 of this Agreement) and that, in order to preserve the pooling-of-interests accounting treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Buyer Shares issued to such Shareholder under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Buyer, via the issuance of a quarterly earnings report or other means at Buyer's sole discretion.

Section 6.7 Remedy for Breach of Covenants. In the event of a breach of the provisions of Section 6.5 or 6.6, Buyer and the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare the covenants set forth in Section 6.5 or 6.6 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer, the Company and their affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. The Shareholders acknowledge that the covenants set forth in Section 6.5 and 6.6 represent an important element of the value of the Company Shares and were a material inducement for Buyer to enter into this Agreement.

Section 6.8 Successor Rights. The covenants contained in Section 6.5 and 6.6 shall inure to the benefit of any successor in interests of Buyer by way of merger, consolidation, sale or other succession.

Section 6.9 Errors and Omissions and Employment Practices Liability Extended Reporting ("Tail") Coverage. On or prior to the Closing Date, the Shareholders shall cause the Company to purchase, at the Company's expense, a tail coverage extension on each of the Company's errors and omissions (E&O) and employment practices liability (EPL). Such coverages shall extend for a period of at least five (5) years from the Closing Date, shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyer. A certificate of insurance evidencing each such coverage shall be delivered to Buyer at or prior to Closing.

Section 6.10 Release. The Shareholders each agree on the Closing Date to execute and deliver the Release.

Section 6.11 Pledge Agreement. The parties agree on the Closing Date to enter into the Pledge Agreement.

Section 6.12 Shareholder Employment Agreements. Buyer and each of the Shareholders agree on the Closing Date to enter into the respective Shareholder Employment Agreements.

Section 6.13 Confidentiality. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; (b) Buyer reasonably concludes that such disclosure is required by law; or (c) the Closing has occurred and ownership of the Company Shares has passed to Buyer.

Section 6.14 Preparation of Tax Return. The Shareholders recognize that a year-to-date income tax return must be prepared and filed for the Company as a result of this transaction and that the Shareholders are primarily responsible for preparing this return. The Shareholders therefore agree to prepare this return promptly after the Closing, at their expense, and deliver it to the Company to review and file. Buyer and the Company shall be solely responsible for any changes they make to the return prepared by the Shareholders and shall indemnify and hold Shareholders harmless of and from any and all additional federal or state tax liability, associated penalties or interest resulting directly or indirectly from such changes and any attorneys' fees or accounting fees of Shareholders related to such federal or state tax liability or interest unless any such changes were due to any fraud, misrepresentation or omission in the original tax return prepared by Shareholder.

Article 7

Conditions

Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on the Company, shall have been filed, occurred, or been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by the Shareholders. The Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence investigation of the Company.

(d) Opinion of the Shareholders' Counsel. The Shareholders shall have delivered to Buyer a written opinion of counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyer.

(e) Pledge Agreement. The Shareholders shall have executed and delivered to Buyer the Pledge Agreement.

(f) Release. Each Shareholder shall have executed and delivered to Buyer the Release.

(g) Employment Agreements. Each Shareholder and each Company employee that Buyer wishes to hire shall have executed and delivered to Buyer a Shareholder Employment Agreement or Buyer's standard employment agreement, as the case may be.

(h) E&O and EPL Tail Coverage. The Shareholders shall have delivered or caused to be delivered to Buyer a Certificate of Insurance evidencing the Company's E&O and EPL tail policy coverage required under Section 6.9.

(i) Adverse Changes. There shall have been no material adverse change to the business or financial condition of the Company since the Balance Sheet Date.

(j) Board Approval. Buyer's Board of Directors shall have approved this transaction and the issuance of the Buyer Shares to the Shareholders.

(k) Tangible Net Worth. Buyer shall be satisfied that the Company has a Tangible Net Worth (as defined below), as of the Closing Date, of at least ten percent (10%) of the Company's Core Revenue (defined below) for the twelve (12) month period ending as of the Closing Date.

As defined herein:

(i) the term "Tangible Net Worth" means the difference of the Company's (1) total assets minus (2) those assets identified as "Intangibles" on the Company's balance sheet as of the Closing Date, minus (3) total liabilities, determined pursuant to the Company's balance sheet as of the Closing Date, as determined by Buyer's standard audit procedures and after appropriate reductions including, but not limited to, the cost of purchasing the E&O and EPL tail coverage policy required under Section 6.9 hereof, and all distributions to the Shareholders, and the write-off of all accounts receivables aged over fifty-nine (59) days as of the Closing Date (the "Aged Accounts Receivable"); and

(ii) the term "Core Revenue" means the Company's commission revenue net of any commissions paid to any third party producing agent or agency, or to any third party broker, but shall not include contingent commissions, override commissions, first year life insurance commissions or any income item (such as interest and countersignature fees) other than earned commissions and fees earned in lieu of commissions. Revenues generated from any one account shall not be included more than once in any twelve-month period in determining Core Revenue for such period. Core Revenue will be determined in accordance with generally accepted accounting principles. Specifically, direct bill revenue is recognized when received (cash basis) and agency bill revenue is recognized on the later of the effective date of the policy installment or the date the installment is billed to the customer.

(l) Appointment by Insurance Carriers. Buyer shall be satisfied that the Acquired Companies' insurance carriers are willing to appoint Buyer as their agent as of the Closing Date.

(m) Termination of Employee Benefit Plans. Buyer shall have received copies of duly adopted resolutions of the Company's Board of Directors satisfactory to Buyer in its sole discretion (i) terminating the Company's Employee Benefits Plans (other than Employee Welfare Benefit Plans), with such termination effective prior to the Closing Date, (ii) providing that no contributions shall be made to the Company's 401(k) Plan after such date, and (iii) directing the Company's legal counsel to apply for a determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan and to submit a Notice of Intent to Terminate to all participants and beneficiaries under 401(k) Plan.

(n) Accounting and Tax Treatment; Securities Exemption. Buyer shall be satisfied that its acquisition of the Company Shares and related issuance of the Buyer Shares shall qualify (i) for treatment for accounting purposes as a pooling-of-interests transaction and (ii) for an exemption from registration under federal and state securities laws.

(o) No Liens or Encumbrances. All liens, judgments, and other encumbrances on the Company Shares or any of the Company's assets shall have been satisfied and released prior to Closing.

Section 7.3 Conditions to Obligation of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Shareholders:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Shareholders a written opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to the Shareholders.

(d) Bill of Sale and Assignment. The Company shall have executed and delivered to Shareholder a Bill of Sale and Assignment with regard to the Aged Accounts Receivable.

Article 8

Indemnification

Section 8.1 Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date. All post-closing covenants shall survive the Closing for the period specified in this Agreement or, if not specified, for a period of one (1) year following the Closing Date.

Section 8.2 Indemnification Provisions for the Benefit of Buyer. (a) The Shareholders, jointly and severally, agree to indemnify and hold Buyer, the Company and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the breach of any of the Shareholders' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Company's insurance agency business or ownership of the Company Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of the Company, its employees or the Shareholders (to the extent such Adverse Consequences are not fully covered and actually paid pursuant to the Company's applicable employee dishonesty bonds) occurring before the Closing. For purposes of this Article 8, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs. For purposes of this Section 8.2, "Adverse Consequences" also specifically includes any Adverse Consequences attributable to any deductible(s) due and payable under the Company's E&O and EPL tail policies which the Shareholders agree to purchase pursuant to Section 6.9 hereof.

(b) In addition to and without limiting the foregoing, the Shareholders agree, from and after the Closing, to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for the unpaid taxes of any person or entity (including Shareholder) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Section 8.3 Indemnification Provisions for the Benefit of the Shareholders. Buyer agrees to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of the Company or ownership of the Company Shares by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer or the Company occurring after the Closing.

Article 9

[INTENTIONALLY OMMITTED]

Article 10

Miscellaneous

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) If to Buyer, to

Brown & Brown, Inc.
401 E. Jackson Street, Suite 1700
Tampa, Florida 33602
Telecopy No.: (813) 222-4464
Attn: Laurel L. Grammig, Esq.

(b) if to the Shareholders, to

John P. Connelly
630 Chestnut Street
Clearwater, Florida 33757; and

Kevin C. Connelly
630 Chestnut Street
Clearwater, Florida 33757

with a copy to

Richards, Gilkey, Fite, Slaughter, Pratesi & Ward, P.A.
Richards Building
1253 Park Street
Clearwater, Florida 33756
Telecopy No.: (727)447-8830
Attn: R. Carlton Ward, Esquire

Section 10.2 Use of Term "Knowledge". With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director, officer, employee, executor, or trustee (or in any similar capacity) of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.5 Assignment. Except as contemplated in Section 6.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 10.7 Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

Section 10.8 Headings. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

Section 10.9 Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

Section 10.10 Attorneys' Fees. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

Section 10.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles thereof.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

BROWN & BROWN, INC.

By: /S/ C. ROY BRIDGES
Name: C. Roy Bridges
Title: Regional Executive Vice President

SHAREHOLDERS:

/S/ JOHN P. CONNELLY
John P. Connelly, individually

/S/ KEVIN J. CONNELLY
Kevin J. Connelly, individually

SCHEDULES AND EXHIBITS
Schedule 3.9(a):	Book of Business
Schedule 3.11:	Litigation and Claims
Schedule 3.14:	Material Contracts
Schedule 3.16:	Insurance Policies
Schedule 3.18:	Employee Dishonesty Bonds
Schedule 3.20:	Employee Benefit Plans
Schedule 3.21(c):	Owned Intellectual Property
Schedule 3.21(d):	Licensed Intellectual Property

Exhibit 2.2(a)(ii):	Release
Exhibit 2.2(a)(iii):	Pledge Agreement
Exhibit 2.2(a)(iv):	Opinion of the Shareholders' Counsel
Exhibit 2.2(a)(v):	Shareholder Employment Agreement
Exhibit 2.2(b)(ii):	Opinion of Buyer's Counsel

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